Exhibit 99.1

Kroger Raises Quarterly Dividend 13.5 Percent

Board Approves 2-For-1 Stock Split and $500 Million Share Repurchase Program

CINCINNATI, June 25, 2015 — The Kroger Co. (NYSE: KR) today announced that its Board of Directors approved a 13.5 percent increase to the company’s quarterly dividend, a two-for-one split of its common shares, and a new $500 million share repurchase program.

“Today’s actions reflect our Board of Directors’ confidence in Kroger’s long-term performance and ability to deliver growth consistently to our investors,” said Rodney McMullen, Kroger’s chairman and CEO. “The stock split will increase the accessibility of our shares and liquidity in the trading of our shares. We are especially excited that the stock split will make Kroger’s common shares more accessible to all of our associates.”

13.5% Quarterly Dividend Increase

Kroger’s Board raised the quarterly dividend to 21¢ per share on a pre-split basis. Because the dividend will be paid after the stock split is effective, shareholders of record as of the close of business on August 14, 2015 will be paid 10.5 cents per split-adjusted share on September 1, 2015.

Kroger has delivered double-digit compound growth in its dividend since it was reinstated in 2006. The company continues to expect an increasing dividend over time.

2-for-1 Stock Split

Kroger’s Board approved a two-for-one split of its common shares. On or about July 13, 2015, each shareholder of record as of the close of business on July 6, 2015 will receive a dividend of one common share for each common share held. Based on the net number of common shares outstanding as of May 23, 2015, the stock split will increase the net number of common shares outstanding from approximately 481 million to 962 million.

This is the fifth stock split in Kroger’s history. The stock split previously in 1979, 1986, 1997 and 1999.

$500 Million Share Repurchase Program

Kroger’s Board approved a $500 million share repurchase program, replacing the prior authorization, which has been exhausted.

“Kroger’s strong financial position has allowed the company to return approximately $11.7 billion to shareholders through share repurchases since January 2000,” said Mr. McMullen. “We remain committed to delivering value to shareholders.  In fact, over the last four quarters, the company has returned more than $1.1 billion to shareholders through share buybacks and dividends combined.”

It is not expected that any purchases will be made under this new Board-authorized plan for the remainder of fiscal 2015. Actual purchases will depend on market conditions.

Kroger, one of the world’s largest retailers, employs nearly 400,000 associates who serve customers in 2,626 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 780 convenience stores, 327 fine jewelry stores, 1,342 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and community organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 100 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “expect,” “believes,” “will,” and “continue.”  Our ability to continue to repurchase shares, fund dividends, and increase our dividend over time will be affected by our ability to generate free cash flow at the levels anticipated and our ability to generate expected operating results. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Media: Keith Dailey, +1-513-762-1304; Investors: Cindy Holmes, +1-513-762-4969